PROSPECTUS SUPPLEMENT	Filed Pursuant to Rule 424(b)(7)

(To Prospectus dated December 21, 2005)	Registration No. 333-130549

A filing fee of $177,869.00, calculated in accordance
with Rule 457(r), has been transmitted to the
SEC in connection with the securities offered by
means of this prospectus supplement.
NRG Energy, Inc.
Common Stock

        This prospectus supplement relates to the sale by selling stockholders of up to an aggregate of 35,406,292 shares of our common stock. We will not receive any of the proceeds from the sale of the shares sold pursuant to this prospectus supplement.
      Shares of our common stock are listed on the New York Stock Exchange under the symbol “NRG.” On July 18, 2006, the last reported closing sale price of our common stock was $47.00 per share.
       See “Risk Factors” beginning on page S-4 and in the documents incorporated by reference herein, including our Annual Report on Form 10-K, to read about risks that you should consider before buying shares of our common stock.
       We expect that these shares of common stock may be sold or distributed from time to time by or for the account of the holders through underwriters or dealers, through brokers or other agents, or directly to one or more purchasers, at market prices prevailing at the time of sale or at prices otherwise negotiated on a continuous or delayed basis. The holders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus supplement. The registration of these shares for resale does not necessarily mean that the selling stockholders will sell any of their shares. See “Plan of Distribution” beginning on page S-11.
      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.
      Information concerning the selling stockholders may change from time to time and any changed information will be set forth in supplements to this prospectus supplement if and when necessary.

The date of this prospectus supplement is July 20, 2006

Prospectus Supplement

About This Prospectus Supplement
      This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part is the accompanying prospectus, which describes more general information, some of which may not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus, together with additional information described below under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”
      If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.
      Any statement made in this prospectus supplement or in a document incorporated or deemed to be incorporated by reference in this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement. See “Incorporation of Certain Documents By Reference.”
Where You Can Find More Information
      NRG files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission, or the SEC. You can inspect and copy these reports, proxy statements and other information at the Public Reference Room of the SEC, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. NRG’s SEC filings will also be available to you on the SEC’s website at http://www.sec.gov and through the New York Stock Exchange, 20 Broad Street, New York, NY 10005, on which NRG’s common stock is listed.
      This prospectus supplement and the accompanying prospectus, which forms a part of the registration statement, do not contain all the information that is included in the registration statement. You will find additional information about us in the registration statement. Any statements made in this prospectus supplement or the accompanying prospectus concerning the provisions of legal documents are not necessarily complete and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter.
Incorporation Of Documents By Reference
      The SEC allows the “incorporation by reference” of the information filed by NRG with the SEC into this prospectus supplement, which means that important information can be disclosed to you by referring you to those documents and those documents will be considered part of this prospectus supplement. Information that NRG files later with the SEC will automatically update and supersede the previously filed information. The documents listed below and any future filings NRG makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, after the date of this prospectus supplement but before the end of the offerings that may be made under this prospectus supplement, are incorporated by reference herein:

•	NRG’s annual report on Form 10-K for the year ended December 31, 2005 (filed on March 7, 2006) as amended by the Form 10-K/ A filed on March 27, 2006.

•	NRG’s quarterly report on Form 10-Q for the quarter ended March 31, 2006 (filed on May 9, 2006).

•	NRG’s Definitive Proxy Statement on Schedule 14A filed on March 24, 2006.

ii

•	NRG’s current reports on Form 8-K filed on January 4, 2006, Form 8-K filed on January 5, 2006, Form 8-K/ A filed on January 5, 2006, Form 8-K filed on January 13, 2006, Form 8-K filed on January 23, 2006, Form 8-K/ A filed on January 23, 2006, Form 8-K/ A filed on January 26, 2006, Form 8-K filed on January 27, 2006, Form 8-K filed on February 6, 2006, Form 8-K filed on February 8, 2006, Form 8-K filed on March 10, 2006, Form 8-K filed on March 16, 2006, Form 8-K filed on April 6, 2006, Form 8-K filed on May 3, 2006, Form 8-K filed on May 4, 2006 and Form 8-K filed on May 31, 2006.

•	The description of NRG’s common stock contained in the Registration Statement on Form 8-A dated December 10, 2003 and amended on March 22, 2004 filed with the SEC to register such securities under the Securities and Exchange Act of 1934, as amended, including any amendment or report filed for the purpose of updating such description.
      If you make a request for such information in writing or by telephone, NRG will provide you, without charge, a copy of any or all of the information incorporated by reference in this prospectus. Any such request should be directed to:
NRG Energy, Inc.
211 Carnegie Center
Princeton, New Jersey 08540
(609) 524-4500
Attention: General Counsel
      You should rely only on the information contained in this prospectus supplement, the attached prospectus, the documents incorporated by reference and any written communication from us specifying the final terms of the offering. NRG has not, and the selling stockholders have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. NRG is not, and the selling stockholders are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement is accurate as of the date on the front cover of this prospectus supplement only. NRG’s business, financial condition, results of operations and prospects may have changed since that date.
Cautionary Statement Regarding Forward Looking Statements
      This prospectus supplement, and the documents incorporated herein by reference, may contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. The words “believes,” “projects,” “anticipates,” “plans,” “expects,” “intends,” “estimates” and similar expressions are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance and achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statement. These factors, risks and uncertainties include, but are not limited to, the factors described in the Risk Factors contained or incorporated by reference in this prospectus supplement or the accompanying prospectus, including:

•	General economic conditions, changes in the wholesale power markets and fluctuations in the cost of fuel or other raw materials;

•	Hazards customary to the power production industry and power generation operations such as fuel and electricity price volatility, unusual weather conditions, catastrophic weather-related or other damage to facilities, unscheduled generation outages, maintenance or repairs, unanticipated changes to fossil fuel supply costs or availability due to higher demand, shortages, transportation problems or other developments, environmental incidents, or electric transmission or gas pipeline system constraints and the possibility that we may not have adequate insurance to cover losses as a result of such hazards;

iii

•	The effectiveness of NRG’s risk management policies and procedures, and the ability of NRG’s counterparties to satisfy their financial commitments;

•	Counterparties’ collateral demands and other factors affecting NRG’s liquidity position and financial condition;

•	Our ability to operate our businesses efficiently, manage capital expenditures and costs tightly (including general and administrative expenses), and generate earnings and cash flow from our asset-based businesses in relation to our debt and other obligations;

•	Our potential inability to enter into contracts to sell power and procure fuel on terms and prices acceptable to us;

•	The liquidity and competitiveness of wholesale markets for energy commodities;

•	Changes in government regulation, including the pending changes of market rules, market structures and design, rates, tariffs, environmental laws and regulations and regulatory compliance requirements;

•	Price mitigation strategies and other market structures employed by independent system operators, or ISOs, or regional transmission organizations, that result in a failure to adequately compensate our generation units for all of their costs;

•	Our ability to borrow additional funds and access capital markets, as well as our substantial indebtedness and the possibility that we may incur additional indebtedness going forward;

•	The success of the business following our acquisition of Texas Genco LLC on February 2, 2006;

•	Operating and financial restrictions placed on us contained in the indentures governing our 7.25% and 7.375% unsecured senior notes due 2014 and 2016, respectively, which we refer to as our senior notes, our new senior secured credit facility, and in debt and other agreements of certain of our subsidiaries and project affiliates generally;

•	Our ability to close the Flinders and Gladstone sales in Australia; and

•	Our ability to achieve the expectations regarding our redevelopment programs.

iv

Prospectus Summary
      This summary does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus supplement and the accompanying prospectus carefully, including the matters discussed under the captions “Risk Factors” and the detailed information and financial statements included or incorporated by reference in this prospectus supplement and the accompanying prospectus. When used in this prospectus supplement, the terms “NRG,” “we,” “our” and “us,” except as otherwise indicated or as the context otherwise indicates, refer to NRG Energy, Inc. and its consolidated subsidiaries.
Company Overview
      NRG Energy is a wholesale power generation company, primarily engaged in the ownership and operation of power generation facilities, the transacting in and trading of fuel and transportation services and the marketing and trading of energy, capacity and related products in the United States and internationally. We have a diverse portfolio of electric generation facilities in terms of geography, fuel type and dispatch levels. Our principal domestic generation assets consist of a diversified mix of natural gas-, coal-, oil-fired and nuclear facilities, representing approximately 45%, 34%, 16% and 5% of our total domestic generation capacity, respectively. In addition, 10% of our domestic generating facilities have dual or multiple fuel capacity, which allows plants to dispatch with the lowest cost fuel option.
Our Strategy
      Our strategy is to optimize the value of our generation assets while using that asset base as a platform for enhanced financial performance which can be sustained and expanded upon in years to come. We plan to maintain and enhance our position as a leading wholesale power generation company in the United States in a cost effective and risk-mitigating manner in order to serve the bulk power requirements of our customer base and other entities that offer load, or otherwise consume wholesale electricity products and services in bulk. Our strategy includes the following elements:

Increase value from our existing assets. We have a highly diversified portfolio of power generation assets in terms of region, fuel type and dispatch levels. We will continue to focus on extracting value from our portfolio by improving plant performance, reducing costs and harnessing our advantages of scale in the procurement of fuels, and in so doing to improve our return on invested capital, or ROIC: a strategy that we have branded “FORNRG,” or Focus on ROIC at NRG.

Pursue intrinsic growth opportunities at existing sites in our core regions. We are favorably positioned to pursue growth opportunities through expansion of our existing generating capacity. We intend to invest in our existing assets through plant improvements, repowering and brownfield development to meet anticipated regional requirements for new capacity. We expect that these efforts will provide more efficient energy, lower our delivered cost, expand our electricity production capability and improve our ability to dispatch economically across all sections of the merit order, including baseload, intermediate and peaking generation.

Maintain financial strength and flexibility. We remain focused on increasing cash flow and maintaining appropriate levels of liquidity, debt and equity in order to ensure continued access to capital for investment, enhancing risk-adjusted returns, and providing flexibility in executing our business strategy. We will continue our focus on maintaining operational and financial controls designed to ensure that our financial position remains strong.

Reduce the volatility of our cash flows through asset-based commodity hedging activities. We will continue to execute asset-based risk management, hedging, marketing and trading strategies within well-defined risk and liquidity guidelines in order to manage the value of our physical and contractual assets. Our marketing and hedging philosophy is centered on generating stable returns from our base load portfolio of power generation assets while preserving the ability to capitalize on strong spot market conditions and to capture the extrinsic value of our intermediate, peaking and portions of our base load fleet. We believe that we can successfully execute this strategy by taking advantage of our expertise in marketing power and ancillary services, our knowledge of markets, our balanced financial structure and our diverse portfolio of power generation assets.

Participate in continued industry consolidation. We will continue to pursue selective acquisitions, joint ventures and divestitures to enhance our asset mix and competitive position in our core regions in order to meet the fuel and dispatch requirements in these regions. We intend to concentrate on opportunities that present attractive risk-adjusted returns. We will also opportunistically pursue other strategic transactions, including mergers, acquisitions or divestitures during the consolidation of the power generation industry in the United States.
Recent Developments
      In early June 2006, we entered into agreements to sell our 100% owned Flinders power station and related assets, located near Port Augusta, Australia, to Babcock & Brown Power Pty., a subsidiary of Babcock & Brown, a global investment and advisory firm and our 37.5% equity interest in the Gladstone power station, and our associated 100% owned NRG Gladstone Operating Services company, to Transfield Services, an Australia-based provider of operations, maintenance, ownership and asset management services. The Flinders purchase price is AUD $317 million (approximately USD $238 million), subject to customary purchase price adjustments, plus the assumption of AUD $238 million (approximately USD $179 million) of non-recourse debt obligations and AUD $42 million (approximately USD $31 million) in cash. The Gladstone purchase price is AUD $239 million (approximately USD $179 million), subject to customary purchase price adjustments, plus the assumption of NRG’s share of Gladstone’s unconsolidated debt and cash amounting to AUD $77 million (approximately USD $58 million), and AUD $35 million (approximately USD $26 million), respectively.
      On June 21, 2006, we announced plans to develop approximately 10,500 megawatts (MW) of new generation capacity over the next decade to help meet the energy needs in our high-demand, capacity-constrained markets and to support NRG’s continued growth. This repowering initiative, which will be funded with the support of partners and project finance debt, would represent a total investment of USD $16 billion.

      We were incorporated as a Delaware corporation on May 29, 1992. Our common stock is listed on the New York Stock Exchange under the symbol “NRG.” Our headquarters and principal executive offices are located at 211 Carnegie Center, Princeton, New Jersey 08540. Our telephone number is (609) 524-4500.
      You can get more information regarding our business by reading our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, and the other reports we file with the SEC. See “Where You Can Find More Information” and “Incorporation of Documents by Reference.”

The Offering

Common Stock Offered by the Selling Stockholders	35,406,292 shares

Common Stock Outstanding as of July 18, 2006	136,997,082 shares

Use of Proceeds	We will not receive any proceeds from the sale of shares by the selling stockholders. See “Use of Proceeds.”

Symbol for Common Stock	NRG

Risk Factors	Before investing in our common stock, you should carefully read and consider the information set forth in “Risk Factors” beginning on page S-4 of this prospectus supplement and in the documents incorporated by reference herein, including our Annual Report on Form 10-K.

Risk Factors
      Investing in our common stock involves a high degree of risk. In addition to the risk factors set forth below, please see the risk factors described in our Annual Report on Form 10-K for our most recent fiscal year, which are incorporated by reference into this prospectus. Such risks are not the only risks that we face. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially adversely affect our business operations. The risks described could affect our business, financial condition or results of operations. In such a case, you may lose all or part of your original investment. You should carefully consider the risks described in our 10-K, the risks described below as well as other information and data set forth in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein before making an investment decision with respect to the common stock.
Risks Related to this Offering

The price of our common stock may fluctuate significantly, which may make it difficult for you to resell the common stock when you want or at prices you find attractive.
      The price of our common stock on the New York Stock Exchange constantly changes. We expect that the market price of our common stock will continue to fluctuate. Holders of our common stock will be subject to the risk of volatility and depressed prices.
      Our common stock price can fluctuate as a result of a variety of factors, many of which are beyond our control. These factors include:

•	new laws or regulations or new interpretations of existing laws or regulations applicable to our business;

•	changes in accounting standards, policies, guidance, interpretations or principles;

•	our ability to raise additional capital;

•	sales of common stock by us or members of our management team;

•	quarterly variations in our operating results;

•	operating results that vary from the expectations of management, securities analysts and investors;

•	changes in expectations as to our future financial performance, including financial estimates by securities analysts and investors;

•	developments generally affecting our industry;

•	announcements by us or our competitors of significant contracts, acquisitions, joint marketing relationships, joint ventures or capital commitments;

•	announcements by third parties of significant claims or proceedings against us;

•	changes in our dividend policy;

•	future sales of our equity or equity-linked securities; and

•	general domestic and international economic conditions.
      In addition, the stock market in general has experienced extreme volatility that has often been unrelated to the operating performance of a particular company. These broad market fluctuations may adversely affect the market price of our common stock.

Our ability to pay dividends may be limited.
      The terms of our senior secured credit facility and the indentures governing our senior notes restrict our ability to pay dividends to the holders of our common stock. In addition, under the terms of our outstanding preferred stock, we are restricted from paying any cash dividend on our common stock if we are not current in our dividend payments with respect to such preferred stock. In the future, we may agree to further restrictions on our ability to pay dividends. In addition, to maintain our credit ratings, we may be limited in our ability to pay dividends so that we can maintain an appropriate level of debt. Our future dividend policy depends on earnings, financial condition, liquidity, capital requirements and other factors. There is no guarantee that we will pay dividends on shares of our common stock.

Our corporate documents and Delaware law contain provisions that could discourage, delay or prevent a change in control of our company even if some stockholders might consider such a development favorable, which may adversely affect the price of our common stock.
      Provisions in our amended and restated certificate of incorporation and amended and restated by-laws may discourage, delay or prevent a merger or acquisition involving us that our stockholders may consider favorable. For example, our amended and restated certificate of incorporation authorizes our board of directors to issue shares of preferred stock to which special rights are attached, including voting and dividend rights. With these rights, preferred stockholders could make it more difficult for a third party to acquire us. In addition, our amended and restated certificate of incorporation provides for a staggered board of directors, whereby directors serve for three-year terms, with approximately one third of the directors coming up for reelection each year. Having a staggered board of directors would make it more difficult for a third party to obtain control of our board of directors through a proxy contest, which may be a necessary step in an acquisition of us that is not favored by our board of directors.
      We are also subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law. Under these provisions, if anyone becomes an “interested stockholder,” we may not enter into a “business combination” with that person for three years without special approval, which could discourage a third party from making a takeover offer and could delay or prevent a change of control. For purposes of Section 203, “interested stockholder” means, generally, someone owning 15% or more of our outstanding voting stock or an affiliate of ours that owned 15% or more of our outstanding voting stock during the past three years, subject to certain exceptions as described in Section 203.
      Under our senior secured credit facility, a change of control is an event of default. Upon the occurrence of a change in control, the holders of our senior notes will have the right, subject to certain conditions, to require us to repurchase their notes at a price equal to 101% of their principal amount plus accrued and unpaid interest and liquidated damages, if any, to the date of repurchase.

Shares eligible for future issuance or sale may cause our common stock price to decline, which may negatively impact your investment.
      Issuances or sales of substantial numbers of additional shares of our common stock, including in connection with future acquisitions, if any, or the perception that such issuances or sales could occur, may cause prevailing market prices for shares of our common stock to decline and may adversely affect our ability to raise additional capital in the financial markets at a time and price favorable to us. As of the date of this prospectus supplement, our amended and restated certificate of incorporation provides that we have authority to issue up to 500,000,000 shares of our common stock. As of July 18, 2006, 136,997,082 shares of our common stock were issued and outstanding, and there were no shares of our common stock issued and held in treasury. Also as of such date, there were 39,335,986 shares of our common stock reserved for issuance with respect to convertible preferred stock and under stock incentive plans or pursuant to individual option grants or stock awards. Future sales or a perception that such sales may occur could reduce the market price for our common stock.
Use of Proceeds
      The selling securityholders will receive all the net proceeds from the sale of the common stock. We will not receive any of the proceeds from the sale of the shares by the selling stockholders.

Price Range of Common Stock and Dividend Policy
      Since March 25, 2004, NRG’s common stock has been listed for trading on the New York Stock Exchange under the symbol “NRG.” The following table sets forth the quarterly high and low share price information for the periods indicated:

	High	Low

Year ended December 31, 2004
Second Quarter	$24.80	$19.17
Third Quarter	$28.43	$24.10
Fourth Quarter	$36.18	$26.00
Year ended December 31, 2005
First Quarter	$39.10	$32.79
Second Quarter	$37.61	$30.30
Third Quarter	$44.45	$36.40
Fourth Quarter	$49.44	$37.60
Year ended December 31, 2006
First Quarter	$49.46	$41.79
Second Quarter	$52.61	$42.44
Third Quarter (through July , 2006)	$48.55	$46.35
      On July 18, 2006, the closing sale price of NRG’s common stock was $47.00 and there were 136,997,082 shares of common stock outstanding.
      NRG has not declared or paid dividends on its common stock, although we may do so in the future. The terms of our senior secured credit facility and the indentures for our senior notes restrict our ability to pay dividends to the holders of our common stock. In addition, under the terms of our outstanding preferred stock, we are restricted from paying any cash dividend on our common stock if we are not current in our dividend payments with respect to such preferred stock.

Selling Stockholders
      The following table sets forth information regarding each selling stockholder and the amount of our common stock that it, he or she may offer under this prospectus supplement. When we refer to the “selling stockholders” in this prospectus supplement, we mean those persons listed in the table below, as well as the donees, transferees, pledgees or others who may later hold the selling stockholders’ interests. The shares of our common stock offered by this prospectus supplement were issued to the selling stockholders in a private placement in connection with our acquisition of Texas Genco.
      Information regarding the selling stockholders may change from time to time and any changed information will be set forth in a prospectus supplement to the extent required. Unless set forth below, to our knowledge, none of the selling stockholders has, or within the past three years has had, any material relationship with us or any of our predecessors or affiliates.
      A selling stockholder may from time to time offer and sell any or all of its, his or her securities under this prospectus supplement.

		Percentage of
		Total
		Outstanding		Percentage of
		Shares	Maximum	Shares Beneficially
	Shares	Beneficially	Number of Shares	Owned After the	Shares Beneficially
	Beneficially	Owned Prior	that may be sold	Sale of Maximum	Owned After Sale of
	Owned Prior to	to this	by this Prospectus	Number of	Maximum Number
Name of Selling Stockholder	this Offering	Offering(1)	Supplement	Shares(1)	of Shares

Jack A. Fusco	580,498	*	580,498	0	0
W. Thaddeus Miller	257,672	*	257,672	0	0
Blackstone TG Capital Partners IV L.P.(2)	6,619,165	4.8%	6,619,165	0	0
Blackstone TG Capital Partners IV-B L.P.(2)	1,259,655	*	1,259,655	0	0
Blackstone Capital Partners IV-A L.P.(2)	115,370	*	115,370	0	0
Blackstone Family Investment Partnership IV-A L.P.(2)	416,320	*	416,320	0	0
Blackstone Participation Partnership IV L.P.(2)	15,251	*	15,251	0	0
Hellman & Friedman Capital Partners IV, L.P.(3)	6,415,953	4.7%	6,415,953	0	0
H&F International Partners IV-A, L.P.(3)	524,231	*	524,231	0	0
H&F International Partners IV-C, L.P.(3)	2,358	*	2,358	0	0
H&F Executive Fund IV, L.P.(3)	169,176	*	169,176	0	0
H&F TGN AIV, L.P.(3)	1,322,024	*	1,322,024	0	0
KKR Millennium Fund (Energy) L.P.(4)	8,199,882	6.0%	8,199,882	0	0
KKR Partners III L.P. (Series I)(4)	431,572	*	431,572	0	0
TPG III-AIV 1, L.P.(5)	1,046,626	*	1,046,626	0	0
TPG III-AIV 2, L.P.(5)	1,936,287	1.4%	1,936,287	0	0
TPG III-AIV 3, L.P.(5)	162,648	*	162,648	0	0

		Percentage of
		Total
		Outstanding		Percentage of
		Shares	Maximum	Shares Beneficially
	Shares	Beneficially	Number of Shares	Owned After the	Shares Beneficially
	Beneficially	Owned Prior	that may be sold	Sale of Maximum	Owned After Sale of
	Owned Prior to	to this	by this Prospectus	Number of	Maximum Number
Name of Selling Stockholder	this Offering	Offering(1)	Supplement	Shares(1)	of Shares

TPG Partners IV-AIV 1, L.P.(5)	1,744,765	1.3%	1,744,765	0	0
TPG Partners IV-AIV 2, L.P.(5)	3,323,679	2.4%	3,323,679	0	0
Fusco Energy Investments LLP	154,685	*	154,685	0	0
Other selling stockholders representing less than 1% of our outstanding common stock	708,475	*	708,475	0	0

Total	35,406,292	25.8%	35,406,292	0	0

*	Less than 1%.

(1)	Calculated based on Rule 13d-3(d)(1)(i) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), using 136,997,082 shares of common stock outstanding as of July 18, 2006.

(2)	This selling stockholder has advised us that Blackstone TG Capital Partners IV L.P. (“BCP IV”), Blackstone TG Capital Partners IV-B L.P. (“BCP IV-B”), Blackstone Capital Partners IV-A L.P. (“BCP IV-A”), Blackstone Participation Partnership IV L.P. (“BPP”), Blackstone Family Investment Partnership IV-A L.P. (“BFIP”, and together with BCP IV, BCP IV-B, BCP IV-A and BPP, the “Blackstone Funds”), acting through their sole general partner Blackstone Management Associates IV L.L.C. (“BMA”), have the sole power to vote or to direct the vote, and to dispose or to direct the disposition of, the shares of our common stock respectively owned by them. As a result, for purposes of section 13(d) of the Act, BMA may be deemed to beneficially own the shares of our common stock directly owned by the respective Blackstone Funds of which it is the general partner. Stephen A. Schwarzman and Peter G. Peterson (the “Founding Members”) have power to vote or to direct the vote of, and to dispose or to direct the disposition of, the shares of our common stock that may be deemed to be beneficially owned by BMA. As a result, each of the Founding Members may be deemed to beneficially own the shares of our common stock that BMA may be deemed to beneficially own. Each of BMA and each Founding Member disclaims beneficial ownership of such shares.

(3)	As the general partner of each of Hellman & Friedman Capital Partners IV, L.P. (“HFCP IV”), H&F International Partners IV-A, L.P. (“HFIP IV-A”), H&F International Partners IV-C, L.P. (“HFIP IV-C”), H&F Executive Fund IV, L.P. (“HFEF IV”, and together with HFCP IV, HFIP IV-A and HFIP IV-C, the “H&F Partnerships”), H&F Investors IV, LLC (“H&F Investors”) may be deemed to have beneficial ownership of the shares of our common stock over which any of the H&F Partnerships has voting or dispositive power. Accordingly, H&F Investors may be deemed to have sole voting and dispositive power with respect to, and beneficially own, an aggregate of 8,433,742 shares of our common stock. The investment decisions of H&F Investors are made by the investment committee of H&F Investors. The managing members of H&F Investors and the investment committee have power to vote or to direct the vote of, and to dispose or to direct the disposition of, the shares of our common stock that may be deemed to be beneficially owned by H&F Investors. As a result, each of the managing members of H&F Investors and each of the members of the investment committee may be deemed to beneficially own the shares of our common stock that H&F Investors may be deemed to beneficially own. Each of the managing members of H&F Investors and each of the members of the investment committee, disclaims beneficial ownership of the shares of our common stock that H&F Investors may be deemed to beneficially own, except to the extent of his or her indirect pecuniary interest, if any, therein.

(4)	KKR Associates Millennium (Energy) L.P. (“KKR Energy Associates”), as the sole general partner of KKR Millennium Fund (Energy) L.P. (“Millennium Energy”), has the power to direct the voting and disposition of any shares of our common stock owned by Millennium Energy. KKR Millennium GP (Energy) LLC (“KKR GP LLC”), as a general partner of KKR Partners III, L.P. (Series I) (“KKR Partners”), has power to direct the voting and disposition of any shares of our common stock owned by KKR Partners. As a result, KKR Energy Associates and KKR GP LLC may be deemed to beneficially own any shares of our common stock owned by Millennium Energy and KKR Partners, respectively. KKR GP LLC, as the sole general partner of KKR Energy Associates, has the power to direct the voting and disposition of any shares of our common stock deemed to be beneficially owned by KKR Energy Associates. As a result, KKR GP LLC may be deemed to beneficially own any shares of our common stock deemed to be beneficially owned by KKR Energy Associates. As a member of KKR GP LLC, each of Messrs. Henry R. Kravis, George R. Roberts, Todd A. Fisher, Jacques Garaïalde, Perry Golkin, James H. Greene, Jr., Johannes P. Huth, Marc S. Lipschultz, Michael W. Michelson, Alexander Navab and Paul E. Raether may be deemed to beneficially own any shares of common stock that KKR GP LLC may beneficially own or be deemed to beneficially own.

(5)	TPG III — AIV 1, L.P. (“TPG III — AIV 1”), TPG III — AIV 2, L.P. (“TPG III — AIV 2”), TPG III — AIV 3, L.P. (“TPG III — AIV 3”, and together with TPG III — AIV 1 and TPG III — AIV 2, the “TPG III Funds”) collectively own 3,145,561 shares of our common stock directly. Because of TPG Advisors III, Inc.’s (“Advisors III”), position as the sole general partner of TPG GenPar III, L.P., which is the sole general partner of each of the TPG III Funds, Advisors III has sole power to vote and dispose of the shares of our common stock owned by the TPG III Funds, and Advisors III may be deemed, pursuant to Rule 13d-3 of the Act, to be the beneficial owner of all of the shares of our common stock owned by the TPG III Funds. TPG Partners IV — AIV 1, L.P. (“TPG IV — AIV 1”) and TPG Partners IV — AIV 2, L.P. (“TPG IV — AIV 2”, and together with TPG IV — AIV 1, the “TPG IV Funds”, and together with the TPG III Funds, the “TPG Funds”) collectively own 5,068,444 shares of our common stock directly. Because of TPG Advisors IV, Inc.’s (“Advisors IV”) position as the general partner of TPG GenPar IV, L.P., which is general partner of each of the TPG IV Funds, Advisors IV has sole power to vote and dispose of the shares of our common stock owned by the TPG IV Funds, and Advisors IV may be deemed, pursuant to Rule 13d-3 of the Act, to be the beneficial owner of all of the shares of our common stock owned by the TPG IV Funds.

Plan of Distribution
      We are registering the shares of common stock covered by this prospectus supplement for the selling stockholders. As used in this prospectus supplement, “selling stockholders” includes the donees, transferees, pledgees or others who may later hold the selling stockholders’ interests. Pursuant to an Investor Rights Agreement between us and the selling stockholders, we agreed to register the common stock received by the selling stockholders in a private placement in connection with our acquisition of Texas Genco and to indemnify the selling stockholders against certain liabilities related to the selling of the common stock, including liabilities arising under the Securities Act. Under the Investor Rights Agreement, we also agreed to pay the costs and fees of registering the shares of common stock; however, the selling stockholders will pay any brokerage commissions or underwriting discounts relating to the sale of the shares of common stock.
      Some or all of the shares of common stock covered by this prospectus supplement may be sold from time to time, at market prices prevailing at the time of sale, at prices related to market prices, at a fixed price or prices subject to change or at negotiated prices, by a variety of methods, including the following:

•	on the New York Stock Exchange (including through at-the-market offerings);

•	in the over-the-counter market;

•	through one or more underwriters on a firm commitment or best-efforts basis;

•	directly through one or more purchasers

•	through agents;

•	through broker-dealers, who may act as principals or agents;:

•	a block trade in which a broker-dealer will attempt to sell as agent, but may position or resell a portion of the block, as principal, in order to facilitate the transaction; or

•	in any combination of the above.
      Brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate in effecting sales. Broker-dealer transactions include:

•	transactions in which the broker-dealer solicits purchasers on a best-efforts basis;

•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account; or

•	ordinary brokerage transactions and transactions in which a broker solicits purchasers.
      The selling stockholders may also enter into derivative or hedging transactions. For example, the selling stockholders may:

•	enter into transactions with a broker-dealer or affiliate thereof in connection with which such broker-dealer or affiliate will engage in short sales of the common stock pursuant to this prospectus supplement, in which case such broker-dealer or affiliate may use shares of common stock received from the selling stockholders to close out its short positions;

•	sell common stock short itself and redeliver such shares to close out its short positions;

•	enter into option or other types of transactions that require the selling stockholders to deliver common stock to a broker-dealer or an affiliate thereof, who will then resell or transfer the common stock under this prospectus supplement;

•	loan or pledge the common stock to a broker-dealer or an affiliate thereof, who may sell the loaned shares or, in an event of default in the case of a pledge, sell the pledged shares pursuant to this prospectus supplement; or

•	enter into transactions with third parties who may (or may cause others to) issue securities convertible or exchangeable into, or the return of which is derived in whole or in part from the value of, our common stock, who may use a revised prospectus supplement to offer such securities.
      The selling stockholders may also authorize agents or underwriters to solicit offers by certain types of institutional investors to purchase securities at the public offering price set forth in a revised prospectus supplement pursuant to delayed delivery contracts or other purchase contracts providing for payment and delivery on a specified date in the future. The conditions to these contracts and the commission that the selling stockholders must pay for solicitation of these contracts will be described in the revised prospectus supplement.

      The selling stockholders may negotiate and pay broker-dealers’ commissions, discounts or concessions for their services. The selling stockholders and any broker-dealers involved in the sale or resale of the common stock may qualify as “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. In addition, the broker-dealers’ commissions, discounts or concessions may qualify as underwriters’ compensation under the Securities Act. If any of the selling stockholders qualifies as an “underwriter,” it may be subject to the prospectus delivery requirements of Section 5(b)(2) of the Securities Act or the notice of registration requirements of Rule 173 under the Securities Act, if such selling stockholder is not otherwise exempt. The selling stockholders have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of the shares of common stock covered by this prospectus. At any time a particular offer of the shares of common stock covered by this prospectus is made, a revised prospectus or prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock covered by this prospectus being offered and the terms of the offering, including the name or names of any underwriters, dealers, brokers or agents. In addition, to the extent required, any discounts, commissions, concessions and other items constituting underwriters’ or agents’ compensation, as well as any discounts, commissions or concessions allowed or reallowed or paid to dealers, will be set forth in such revised prospectus supplement.
      The selling stockholders may agree to indemnify underwriters, broker-dealers or agents against certain liabilities, including liabilities under the Securities Act, and may also agree to contribute to payments which the underwriters, broker-dealers or agents may be required to make.
      We estimate that the total expenses in connection with the offer and sale of shares of common stock pursuant to this prospectus supplement, other than underwriting discounts and commissions, will be less than $250,000, including fees of our counsel and accountants, fees payable to the SEC and listing fees.
      Certain of the underwriters, broker-dealers or agents who may become involved in the sale of the shares of common stock may engage in transactions with and perform other services for us or the selling stockholders in the ordinary course of their business for which they receive customary compensation.
      In addition to selling their common stock under this prospectus supplement, the selling stockholders may:

•	transfer their common stock in private transactions not involving market makers or established trading markets, including directly by gift, distribution, or other transfer;

•	agree to indemnify any broker-dealer or agent against certain liabilities related to the selling of the common stock, including liabilities arising under the Securities Act;

•	sell their common stock under Rule 144 of the Securities Act rather than under this prospectus supplement, if the transaction meets the requirements of Rule 144; or

•	sell their common stock by any other legally available means.

Shares of our common stock are listed on the New York Stock Exchange under the symbol “NRG.”
Legal Matters
      Certain legal matters as to the validity of the shares of the common stock offered hereby have been passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

NRG Energy, Inc.
Debt Securities
Preferred Stock
Common Stock

        NRG Energy, Inc., from time to time, may offer to sell senior or subordinated debt securities, preferred stock and common stock. The debt securities and preferred stock may be convertible into or exercisable or exchangeable for our common stock, our preferred stock, our other securities or the debt or equity securities of one or more other entities. Our common stock is listed on the New York Stock Exchange and trades under the ticker symbol “NRG.”
      We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.
      This prospectus describes some of the general terms that may apply to these securities. The specific terms of any securities to be offered will be described in a supplement to this prospectus.

      Neither the Securities and Exchange Commission nor any other state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated December 21, 2005

Where You Can Find More Information
      We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission, or the SEC. You can inspect and copy these reports, proxy statements and other information at the Public Reference Room of the SEC, 100 F Street, N.E., Washington, D.C. 20549. You can obtain copies of these materials from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. NRG’s SEC filings will also be available to you on the SEC’s website at http://www.sec.gov and through the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which our common stock is listed.
      We have filed with the SEC a registration statement on Form S-3 relating to the securities covered by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all the information that is included in the registration statement. You will find additional information about us in the registration statement. Any statements made in this prospectus concerning the provisions of legal documents are not necessarily complete and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter.
Incorporation Of Certain Information By Reference
      The SEC allows the “incorporation by reference” of the information filed by us with the SEC into this prospectus, which means that important information can be disclosed to you by referring you to those documents and those documents will be considered part of this prospectus. Information that we file later with the SEC will automatically update and supersede the previously filed information. The documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are incorporated by reference herein:

1. Our annual report on Form 10-K for the year ended December 31, 2004 filed on March 30, 2005.

2. Our Definitive Proxy Statement on Schedule 14A filed on April 12, 2005.

3. Our quarterly reports on Form 10-Q for the quarters ended March 31, 2005 filed on May 10, 2005, June 30, 2005 filed on August 9, 2005 and September 30, 2005 filed on November 7, 2005.

4. Our current reports on Form 8-K filed on February 24, 2005, Form 8-K filed on March 3, 2005, two Forms 8-K filed on March 30, 2005 (which do not include information deemed “furnished” for purposes of Regulation F-D), Form 8-K filed on May 24, 2005, Form 8-K/ A filed on May 24, 2005, Form 8-K/ A filed on May 25, 2005, Form 8-K filed on June 15, 2005, Form 8-K/ A filed on June 15, 2005, Form 8-K filed on June 17, 2005, Form 8-K filed on July 18, 2005, Form 8-K filed on August 1, 2005, Form 8-K filed on August 3, 2005, Form 8-K filed on August 9, 2005 (which does not include information deemed “furnished” for purposes of Regulation F-D), Form 8-K filed on August 11, 2005, Form 8-K filed on September 1, 2005, Form 8-K filed on September 7, 2005 (which does not include information deemed “furnished” for purposes of Regulation F-D), Form 8-K filed on October 3, 2005, Form 8-K filed on October 12, 2005, Form 8-K filed on November 7, 2005 (which does not include information deemed “furnished” for purposes of Regulation F-D), Form 8-K filed on December 20, 2005 and Form 8-K filed on December 21, 2005.

5. The description of our common stock contained in the Registration Statement on Form 8-A dated March 22, 2004 filed with the SEC to register such securities under the Securities and Exchange Act of 1934, as amended, including any amendment or report filed for the purpose of updating such description.

      If you make a request for such information in writing or by telephone, we will provide you, without charge, a copy of any or all of the information incorporated by reference into this prospectus. Any such request should be directed to:
NRG Energy, Inc.
211 Carnegie Center
Princeton, NJ 08540
(609) 524-4500
Attention: General Counsel
      You should rely only on the information contained in, or incorporated by reference in, this prospectus. We have not authorized anyone else to provide you with different or additional information. This prospectus does not offer to sell or solicit any offer to buy any notes in any jurisdiction where the offer or sale is unlawful. You should not assume that the information in this prospectus or in any document incorporated by reference is accurate as of any date other than the date on the front cover of the applicable document.
Disclosure Regarding Forward-Looking Statements
      This prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein and therein may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks, uncertainties and assumptions that include, but are not limited to, expected earnings and cash flows, future growth and financial performance and the expected synergies and other benefits of the acquisition of Texas Genco LLC described herein (including the documents incorporated herein by reference), and typically can be identified by the use of words such as “will,” “expect,” “estimate,” “anticipate,” “forecast,” “plan,” “believe” and similar terms. Although we believe that our expectations are reasonable, we can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Factors that could cause actual results to differ materially from those contemplated above include, among others:

•	Risks and uncertainties related to the capital markets generally, including increases in interest rates and the availability of financing for the acquisition of Texas Genco LLC;

•	NRG’s indebtedness and the additional indebtedness that it will incur in connection with the acquisition of Texas Genco LLC;

•	NRG’s ability to successfully complete the acquisition of Texas Genco LLC, regulatory or other limitations that may be imposed as a result of the acquisition of Texas Genco LLC, and the success of the business following the acquisition of Texas Genco LLC;

•	General economic conditions, changes in the wholesale power markets and fluctuations in the cost of fuel or other raw materials;

•	Hazards customary to the power production industry and power generation operations such as fuel and electricity price volatility, unusual weather conditions, catastrophic weather-related or other damage to facilities, unscheduled generation outages, maintenance or repairs, unanticipated changes to fossil fuel supply costs or availability due to higher demand, shortages, transportation problems or other developments, environmental incidents, or electric transmission or gas pipeline system constraints and the possibility that we may not have adequate insurance to cover losses as a result of such hazards;

•	NRG’s potential inability to enter into contracts to sell power and procure fuel on terms and prices acceptable to it;

•	The liquidity and competitiveness of wholesale markets for energy commodities;

•	Changes in government regulation, including possible changes of market rules, market structures and design, rates, tariffs, environmental laws and regulations and regulatory compliance requirements;

•	Price mitigation strategies and other market structures or designs employed by independent system operators, or ISOs, or regional transmission organizations, or RTOs, that result in a failure to adequately compensate our generation units for all of their costs;

•	NRG’s ability to realize its significant deferred tax assets, including loss carry forwards;

•	The effectiveness of NRG’s risk management policies and procedures and the ability of NRG’s counterparties to satisfy their financial commitments;

•	Counterparties’ collateral demands and other factors affecting NRG’s liquidity position and financial condition;

•	NRG’s ability to operate its businesses efficiently, manage capital expenditures and costs (including general and administrative expenses) tightly and generate earnings and cash flow from its asset-based businesses in relation to its debt and other obligations; and

•	Significant operating and financial restrictions placed on NRG contained in the indenture governing its 8% second priority senior secured notes due 2013, its amended and restated credit facility as well as in debt and other agreements of certain of NRG’s subsidiaries and project affiliates generally.

NRG Energy, Inc.
      NRG Energy is a wholesale power generation company, primarily engaged in the ownership and operation of power generation facilities, the transacting in and trading of fuel and transportation services and the marketing and trading of energy, capacity and related products in the United States and internationally. We have a diverse portfolio of electric generation facilities in terms of geography, fuel type and dispatch levels. Our principal domestic generation assets (without giving effect to the acquisition of Texas Genco LLC) consist of a diversified mix of natural gas-, coal- and oil-fired facilities, representing approximately 40%, 30% and 30% of our total domestic generation capacity, respectively. In addition (without giving effect to the acquisition of Texas Genco LLC), approximately 15% of our domestic generating facilities have dual-or multiple-fuel capacity, which render the ability for plants to dispatch with the lowest cost fuel option.
      Our two principal operating objectives are to optimize performance of our entire portfolio, and to protect and enhance the market value of our physical and contractual assets through the execution of risk management, marketing and trading strategies within well-defined risk and liquidity guidelines. We manage the assets in our core regions on a portfolio basis as integrated businesses in order to maximize profits and minimize risk. Our business involves the reinvestment of capital in our existing assets for reasons of repowering, expansion, pollution control, operating efficiency, reliability programs, greater fuel optionality, greater merit order diversity, and enhanced portfolio effect, among other reasons. Our business also may involve acquisitions intended to complement the asset portfolios in our core regions. From time to time we may also consider and undertake other merger and acquisition transactions that are consistent with our strategy, such as our pending acquisition of Texas Genco LLC.
      On September 30, 2005, we entered into an acquisition agreement, or the Acquisition Agreement, with Texas Genco LLC and each of the direct and indirect owners of equity interests in Texas Genco LLC, or the Sellers. Pursuant to the Acquisition Agreement, we agreed to purchase all of the outstanding equity interests in Texas Genco LLC for a total purchase price of approximately $5.825 billion and the assumption by us of approximately $2.5 billion of indebtedness. The purchase price is subject to adjustment, and includes an equity component valued at $1.8 billion based on a price per share of $40.50 of NRG’s common stock. As a result of the Acquisition, Texas Genco LLC will become a wholly owned subsidiary of NRG and will nearly double our U.S. generation portfolio from approximately 12,005 Megawatts to 23,124 Megawatts.
      We were incorporated as a Delaware corporation on May 29, 1992. Our common stock is listed on the New York Stock Exchange under the symbol “NRG”. Our headquarters and principal executive offices are located at 211 Carnegie Center, Princeton, New Jersey 08540. Our telephone number is (609) 524-4500.
      You can get more information regarding our business by reading our Annual Report on Form 10-K for the fiscal year ended December 31, 2004, and the other reports we file with the Securities and Exchange Commission. See “Where You Can Find More Information.”

Description Of Securities We May Offer
Debt Securities And Guarantees
      We may offer secured or unsecured debt securities, which may be convertible. Our debt securities and any related guarantees will be issued under an indenture to be entered into between us and Law Debenture Trust Company of New York. Holders of our indebtedness will be structurally subordinated to holders of any indebtedness (including trade payables) of any of our subsidiaries that do not guarantee our payment obligations under such indebtedness.
      We have summarized certain general features of the debt securities from the indenture. A form of indenture is attached as an exhibit to the registration statement of which this prospectus forms a part. The following description of the terms of the debt securities and the guarantees sets forth certain general terms and provisions. The particular terms of the debt securities and guarantees offered by any prospectus supplement and the extent, if any, to which such general provisions may apply to the debt securities and guarantees will be described in the related prospectus supplement. Accordingly, for a description of the terms of a particular issue of debt securities, reference must be made to both the related prospectus supplement and to the following description.
General
      The aggregate principal amount of debt securities that may be issued under the indenture is unlimited. The debt securities may be issued in one or more series as may be authorized from time to time.
      Reference is made to the applicable prospectus supplement for the following terms of the debt securities (if applicable):

•	title and aggregate principal amount;

•	whether the securities will be senior or subordinated;

•	applicable subordination provisions, if any;

•	whether securities issued by us will be entitled to the benefits of the guarantees or any other form of guarantee;

•	conversion or exchange into other securities;

•	whether securities issued by us will be secured or unsecured, and if secured, what the collateral will consist of;

•	percentage or percentages of principal amount at which such securities will be issued;

•	maturity date(s);

•	interest rate(s) or the method for determining the interest rate(s);

•	dates on which interest will accrue or the method for determining dates on which interest will accrue and dates on which interest will be payable;

•	redemption (including upon a “change of control”) or early repayment provisions;

•	authorized denominations;

•	form;

•	amount of discount or premium, if any, with which such securities will be issued;

•	whether such securities will be issued in whole or in part in the form of one or more global securities;

•	identity of the depositary for global securities;

•	whether a temporary security is to be issued with respect to such series and whether any interest payable prior to the issuance of definitive securities of the series will be credited to the account of the persons entitled thereto;

•	the terms upon which beneficial interests in a temporary global security may be exchanged in whole or in part for beneficial interests in a definitive global security or for individual definitive securities;

•	conversion or exchange features;

•	any covenants applicable to the particular debt securities being issued;

•	any defaults and events of default applicable to the particular debt securities being issued;

•	currency, currencies or currency units in which the purchase price for, the principal of and any premium and any interest on, such securities will be payable;

•	time period within which, the manner in which and the terms and conditions upon which the purchaser of the securities can select the payment currency;

•	securities exchange(s) on which the securities will be listed, if any;

•	whether any underwriter(s) will act as market maker(s) for the securities;

•	extent to which a secondary market for the securities is expected to develop;

•	additions to or changes in the events of default with respect to the securities and any change in the right of the trustee or the holders to declare the principal, premium and interest with respect to such securities to be due and payable;

•	provisions relating to covenant defeasance and legal defeasance;

•	provisions relating to satisfaction and discharge of the indenture;

•	provisions relating to the modification of the indenture both with and without the consent of holders of debt securities issued under the indenture; and

•	additional terms not inconsistent with the provisions of the indenture.
      One or more series of debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. One or more series of debt securities may be variable rate debt securities that may be exchanged for fixed rate debt securities.
      United States federal income tax consequences and special considerations, if any, applicable to any such series will be described in the applicable prospectus supplement.
      Debt securities may be issued where the amount of principal and/or interest payable is determined by reference to one or more currency exchange rates, commodity prices, equity indices or other factors. Holders of such securities may receive a principal amount or a payment of interest that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending upon the value of the applicable currencies, commodities, equity indices or other factors. Information as to the methods for determining the amount of principal or interest, if any, payable on any date, the currencies, commodities, equity indices or other factors to which the amount payable on such date is linked and certain additional United States federal income tax considerations will be set forth in the applicable prospectus supplement.
      The term “debt securities” includes debt securities denominated in U.S. dollars or, if specified in the applicable prospectus supplement, in any other freely transferable currency or units based on or relating to foreign currencies.
      We expect most debt securities to be issued in fully registered form without coupons and in denominations of $1,000 or $5,000 and any integral multiples thereof. Subject to the limitations provided in the indenture and in the prospectus supplement, debt securities that are issued in registered form may be transferred or exchanged at the office of the trustee maintained in the Borough of Manhattan, The City of New York or the principal corporate trust office of the trustee, without the payment of any service charge, other than any tax or other governmental charge payable in connection therewith.
Guarantees
      Any debt securities may be guaranteed by one or more of our direct or indirect subsidiaries. Each prospectus supplement will describe any guarantees for the benefit of the series of debt securities to which it relates, including required financial information of the subsidiary guarantors, as applicable.
Global Securities
      The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary (the “depositary”) identified in the prospectus supplement. Global securities will be issued in registered form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. The specific terms of the depositary arrangement with respect to any debt securities of a series and the rights of and limitations upon owners of beneficial interests in a global security will be described in the applicable prospectus supplement.
Governing Law
      The indenture, the debt securities and the guarantees shall be construed in accordance with and governed by the laws of the State of New York, without giving effect to the principles thereof relating to conflicts of law.
Preferred Stock
      The following briefly summarizes the material terms of our preferred stock, other than pricing and related terms that will be disclosed in an accompanying prospectus supplement. You should read the particular terms of any series of preferred stock offered by us, which will be described in more detail in any prospectus supplement relating to such series, together with the more detailed provisions of our amended and restated certificate of incorporation and the certificate of designation relating to each particular series of preferred stock for provisions that may be important to you. The certificate of incorporation, as amended and restated, is incorporated by reference into the registration statement of which this prospectus forms a part. The certificate of designation relating to the particular series of preferred stock offered by an accompanying prospectus supplement and this prospectus will be filed as an exhibit to a document incorporated by reference in the registration statement. The prospectus supplement will also state whether any of the terms summarized below do not apply to the series of preferred stock being offered.
      As of the date of this prospectus, we are authorized to issue up to 10,000,000 shares of preferred stock, par value $0.01 per share. As of December 16, 2005, 420,000 shares of 4% Convertible Perpetual Preferred Stock were outstanding and 250,000 shares of 3.625% Convertible Perpetual Preferred Stock were outstanding. Under our amended and restated certificate of incorporation, our board of directors is authorized to issue shares of preferred stock in one or more series, and to establish from time to time a series of preferred stock with the following terms specified:

•	the number of shares to be included in the series;

•	the designation, powers, preferences and rights of the shares of the series; and

•	the qualifications, limitations or restrictions of such series.

      Prior to the issuance of any series of preferred stock, our board of directors will adopt resolutions creating and designating the series as a series of preferred stock and the resolutions will be filed in a certificate of designation as an amendment to the amended and restated certificate of incorporation. The term “board of directors” includes any duly authorized committee.
      The rights of holders of the preferred stock offered may be adversely affected by the rights of holders of any shares of preferred stock that may be issued in the future. Our board of directors may cause shares of preferred stock to be issued in public or private transactions for any proper corporate purpose. Examples of proper corporate purposes include issuances to obtain additional financing in connection with acquisitions or otherwise, and issuances to our or our subsidiaries’ officers, directors and employees pursuant to benefit plans or otherwise. Shares of preferred stock we issue may have the effect of rendering more difficult or discouraging an acquisition of us deemed undesirable by our board of directors.
      The preferred stock will be, when issued, fully paid and nonassessable. Holders of preferred stock will not have any preemptive or subscription rights to acquire more of our stock.
      The transfer agent, registrar, dividend disbursing agent and redemption agent for shares of each series of preferred stock will be named in the prospectus supplement relating to such series.
Rank
      Unless otherwise specified in the prospectus supplement relating to the shares of a series of preferred stock, such shares will rank on an equal basis with each other series of preferred stock and prior to the common stock as to dividends and distributions of assets.
Dividends
      Holders of each series of preferred stock will be entitled to receive cash dividends when, as and if declared by our board of directors out of funds legally available for dividends. The rates and dates of payment of dividends will be set forth in the prospectus supplement relating to each series of preferred stock. Dividends will be payable to holders of record of preferred stock as they appear on our books or, if applicable, the records of the depositary referred to below on the record dates fixed by the board of directors. Dividends on a series of preferred stock may be cumulative or noncumulative.
      We may not declare, pay or set apart for payment dividends on the preferred stock unless full dividends on other series of preferred stock that rank on an equal or senior basis have been paid or sufficient funds have been set apart for payment for

•	all prior dividend periods of other series of preferred stock that pay dividends on a cumulative basis; or

•	the immediately preceding dividend period of other series of preferred stock that pay dividends on a noncumulative basis.
      Partial dividends declared on shares of preferred stock and each other series of preferred stock ranking on an equal basis as to dividends will be declared pro rata. A pro rata declaration means that the ratio of dividends declared per share to accrued dividends per share will be the same for each series of preferred stock.
      Similarly, we may not declare, pay or set apart for payment non-stock dividends or make other payments on the common stock or any other of our stock ranking junior to the preferred stock until full dividends on the preferred stock have been paid or set apart for payment for

•	all prior dividend periods if the preferred stock pays dividends on a cumulative basis; or

•	the immediately preceding dividend period if the preferred stock pays dividends on a noncumulative basis.

Conversion and Exchange
      The prospectus supplement for a series of preferred stock will state the terms, if any, on which shares of that series are convertible into or exchangeable for shares of our common stock, our preferred stock, our other securities or the debt or equity securities of one or more other entities.
Redemption and Sinking Fund
      If so specified in the applicable prospectus supplement, a series of preferred stock may be redeemable at any time, in whole or in part, at our option or the option of the holder thereof and may be mandatorily redeemed. Any partial redemptions of preferred stock will be made in a way that the board of directors decides is equitable.
      Unless we default in the payment of the redemption price, dividends will cease to accrue after the redemption date on shares of preferred stock called for redemption and all rights of holders of such shares will terminate except for the right to receive the redemption price.
      No series of preferred stock will receive the benefit of a sinking fund except as set forth in the applicable prospectus supplement.
Liquidation Preference
      Upon any voluntary or involuntary liquidation, dissolution or winding up, holders of each series of preferred stock will be entitled to receive distributions upon liquidation in the amount set forth in the prospectus supplement relating to such series of preferred stock, plus an amount equal to any accrued and unpaid dividends. Such distributions will be made before any distribution is made on any securities ranking junior relating to liquidation, including common stock.
      If the liquidation amounts payable relating to the preferred stock of any series and any other securities ranking on a parity regarding liquidation rights are not paid in full, the holders of the preferred stock of such series and such other securities will share in any such distribution of our available assets on a ratable basis in proportion to the full liquidation preferences. Holders of such series of preferred stock will not be entitled to any other amounts from us after they have received their full liquidation preference.
Voting Rights
      The holders of shares of preferred stock will have no voting rights, except:

•	as otherwise stated in the prospectus supplement;

•	as otherwise stated in the certificate of designation establishing such series; and

•	as required by applicable law.
      Holders of our 4% Convertible Perpetual Preferred Stock are entitled to one vote for each share held by such holder on all matters voted upon by our common stockholders.
Common Stock
      The following description of our common stock is only a summary. We encourage you to read our amended and restated certificate of incorporation, which is incorporated by reference into the registration statement of which this prospectus forms a part. As of the date of this prospectus, we are authorized to issue up to 500,000,000 shares of common stock, $0.01 par value per share. As of December 16, 2005, we had outstanding 80,701,888 shares of our common stock.

Liquidation Rights
      Upon voluntary or involuntary liquidation, dissolution or winding up, the holders of our common stock share ratably in the assets remaining after payments to creditors and provision for the preference of any preferred stock.
Dividends
      Except as otherwise provided by the Delaware General Corporation Law or our amended and restated certificate of incorporation, the holders of our common stock, subject to the rights of holders of any series of preferred stock, shall share ratably in all dividends as may from time to time be declared by our board of directors in respect of our common stock out of funds legally available for the payment thereof and payable in cash, stock or otherwise, and in all other distributions (including, without limitation, our dissolution, liquidation and winding up), whether in respect of liquidation or dissolution (voluntary or involuntary) or otherwise, after payment of liabilities and liquidation preference on any outstanding preferred stock.
Voting Rights
      Except as otherwise provided by the Delaware General Corporation Law or our certificate of incorporation and subject to the rights of holders of any series of preferred stock, all the voting power of our stockholders shall be vested in the holders of our common stock, and each holder of our common stock shall have one vote for each share held by such holder on all matters voted upon by our stockholders.
      Subject to the rights of holders of any outstanding shares of preferred stock to act by written consent, our stockholders may not take any action by written consent in lieu of a meeting and must take any action at a duly called annual or special meeting of stockholders.
      The affirmative vote of holders of at least two-thirds of the combined voting power of our outstanding shares eligible to vote in the election of directors is required to alter, amend or repeal provisions in the amended and restated certificate of incorporation regarding indemnification, classification of directors, action by written consent and changes to voting requirements applicable to such provisions.
Conversion and Exchange
      Our common stock is not convertible into, or exchangeable for, any other class or series of our capital stock.
Miscellaneous
      Holders of our common stock have no preemptive or other rights to subscribe for or purchase additional securities of ours. We are subject to Section 203 of the DGCL. Shares of our common stock are not subject to calls or assessments. No personal liability will attach to holders of our common stock under the laws of the State of Delaware (our state of incorporation) or of the State of New Jersey (the state in which our principal place of business is located). All of the outstanding shares of our common stock are fully paid and nonassessable. Our common stock is listed and traded on the New York Stock Exchange under the symbol “NRG.”
Ratios Of Earnings To Fixed Charges and Earnings To Combined Fixed Charges and Preference Dividends
      The ratios of earnings to fixed charges and earnings to combined fixed charges and preference dividends for the periods indicated are stated below. For this purpose, “earnings” include pre-tax income (loss) before adjustments for minority interest in our consolidated subsidiaries and income or loss from equity investees, plus fixed charges and distributed income of equity investees, reduced by interest capitalized. “Fixed charges” include interest, whether expensed or capitalized, amortization of debt expense and the portion of rental expense that is representative of the interest factor in these rentals. “Preference dividends” equals the amount of pre-tax earnings that is required to pay the dividends on outstanding preference securities. “Predecessor Company” refers to NRG’s operations prior to December 6, 2003, before emergence from bankruptcy and “Reorganized NRG” refers to NRG’s operations from December 6, 2003 onwards, after emergence from bankruptcy.

	Reorganized NRG						Predecessor Company

									Year
	Nine Months		Year		December 6,		January 1,		Ended
	Ended		Ended		2003 through		2003 through		December 31,
	September 30,		December 31,		December 31,		December 5,
	2005		2004		2003		2003		2002		2001		2000

Ratio of Earnings to Fixed Charges	1.19	x	1.83	x	1.68	x	9.82	x(1)	—	(2)	1.26	x	1.81	x
Ratio of Earnings to Combined Fixed Charges and Preference Dividends	1.04	x	1.82	x	1.68	x	9.82	x(1)	—	(2)	1.26	x	1.81	x

(1)	For the period January 1, 2003 through December 5, 2003, the earnings include a one time earning of $4,118,636,000 due to Fresh Start adjustments.

(2)	For the year ended December 31, 2002, the deficiency of earnings to fixed charges was $3,023,467,000.
Use Of Proceeds
      We intend to use the net proceeds from the sales of the securities as set forth in the applicable prospectus supplement.
Validity Of The Securities
      In connection with particular offerings of the securities in the future, and if stated in the applicable prospectus supplements, the validity of those securities may be passed upon for the Company by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, and for any underwriters or agents by counsel named in the applicable prospectus supplement.
Experts
      The consolidated financial statements and schedule of NRG Energy, Inc. (the Company) as of December 31, 2004, and for the year then ended, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, included in the Company’s Form 10-K, as amended on Form 8-K dated December 20, 2005, which is incorporated by reference in this registration statement, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, an independent registered accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
      The consolidated financial statements and schedule of NRG South Central Generating LLC and subsidiaries and the financial statements and schedule of Louisiana Generating LLC as of December 31, 2004 and for the year then ended, the consolidated financial statements of NRG Northeast Generating LLC and subsidiaries, NRG Mid Atlantic Generating LLC and subsidiaries, NRG International LLC and subsidiaries and the financial statements of Indian River Power LLC and subsidiaries as of December 31, 2004 and for the year then ended, the financial statements of Oswego Harbor Power LLC as of December 31, 2004 and 2003 and for the year ended December 31, 2003 and the period from December 6, 2003 to December 31, 2003 and the statements of operations, member’s equity and comprehensive income and cash flows of Oswego Harbor Power LLC for the period from January 1, 2003 to December 5, 2003, have been incorporated by reference herein in reliance on the reports of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon authority of said firm as experts in accounting and auditing.
      The consolidated financial statements of NRG Energy, Inc. as of December 31, 2003 and for the period December 6, 2003 through December 31, 2003, the period January 1, 2003 through December 5, 2003 and the year ended December 31, 2002 incorporated in this prospectus by reference to NRG Energy, Inc.’s annual report on Form 10-K for the year ended December 31, 2004, as amended on Form 8-K dated December 20, 2005, which is incorporated by reference in this registration statement, have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
      The consolidated financial statements of NRG Northeast Generating LLC, NRG South Central Generating LLC, Louisiana Generating LLC, NRG Mid Atlantic Generating LLC, Indian River Power LLC, and NRG International LLC as of December 31, 2003 and for the period from December 6, 2003 through December 31, 2003, the period from January 1, 2003 through December 5, 2003 and the year ended December 31, 2002 incorporated in this prospectus by reference to NRG Energy, Inc.’s current report on Form 8-K dated June 14, 2005, have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
      The consolidated financial statements of West Coast Power LLC incorporated in this prospectus by reference to NRG Energy, Inc.’s annual report on Form 10-K for the year ended December 31, 2004, as amended on Form 8-K dated December 20, 2005, which is incorporated by reference in this registration statement, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
      The consolidated balance sheet of Texas Genco LLC and subsidiaries as of December 31, 2004 and the related consolidated statements of operations, cash flows, members’ equity and comprehensive loss for the period from July 19, 2004 to December 31, 2004, all incorporated in this prospectus by reference to NRG Energy, Inc.’s current report on Form 8-K, filed on December 21, 2005, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
      The consolidated balance sheet of Texas Genco Holdings, Inc. and subsidiaries as of December 31, 2003 and 2004 and the related statements of consolidated operations, cash flows, and capitalization and shareholders’ equity for each of the three years for the period ended December 31, 2004, and the statement of consolidated comprehensive loss for each of the three years for the period ended December 31, 2004, all incorporated in this prospectus by reference to NRG Energy, Inc.’s current report on Form 8-K, filed on December 21, 2005, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.